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                                    FORM 10-K
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

                                                                                                                  EXHIBIT 12
ALLETE
Computation of Ratios of Earnings to Fixed Charges and
Supplemental Ratios of Earnings to Fixed Charges

For the Year Ended December 31                                           2000       1999       1998       1997       1996
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Millions Except Ratios
Income from Continuing Operations Per
     Consolidated Statement of Income                                   $148.6     $ 68.0     $ 88.5     $ 77.6     $ 69.2
Add (Deduct)
     Current Income Tax Expense                                           91.1       70.5       52.9       44.7       31.4
     Deferred Income Tax Expense (Benefit)                                (4.8)     (11.3)       2.7        3.2       (9.8)
     Deferred Investment Tax Credits                                      (1.8)      (1.5)      (1.6)      (1.3)      (2.0)
     Undistributed Income from Less than 50%
         Owned Equity Investments                                            -       (0.6)     (14.1)     (13.9)     (11.0)
     Minority Interest                                                       -        1.8        2.0        2.3        3.3
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                                                                         233.1      126.9      130.4      112.6       81.1
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Fixed Charges
     Interest on Long-Term Debt                                           54.5       48.4       48.5       50.4       52.4
     Capitalized Interest                                                  0.9        0.7        1.0        1.5        1.5
     Other Interest Charges - Net                                         15.9       12.0       17.1       14.3       10.2
     Interest Component of All Rentals                                     8.5        4.8        5.7        3.7        2.5
     Distributions on Redeemable Preferred Securities of Subsidiary        6.0        6.0        6.0        6.0        4.7
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         Total Fixed Charges                                              85.8       71.9       78.3       75.9       71.3
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Earnings Before Income Taxes and Fixed Charges
     (Excluding Capitalized Interest)                                   $318.0     $198.1     $207.7     $187.0     $150.9
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Ratio of Earnings to Fixed Charges                                        3.71       2.76       2.65       2.46       2.12
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Earnings Before Income Taxes and Fixed Charges
     (Excluding Capitalized Interest)                                   $318.0     $198.1     $207.7     $187.0     $150.9
Supplemental Charges                                                      14.8       15.4       14.5       12.0       14.4
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Earnings Before Income Taxes and Fixed
     and Supplemental Charges (Excluding Capitalized Interest)          $332.8     $213.5     $222.2     $199.0     $165.3
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Total Fixed Charges                                                     $ 85.8      $71.9      $78.3      $75.9      $71.3
Supplemental Charges                                                      14.8       15.4       14.5       12.0       14.4
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     Fixed and Supplemental Charges                                     $100.6      $87.3      $92.8      $87.9      $85.7
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Supplemental Ratio of Earnings to Fixed Charges<F1>                       3.31       2.45       2.39       2.26       1.93
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

<F1> The supplemental  ratio of earnings to fixed charges includes  Minnesota  Power's  obligation under a contract with
     Square Butte which extends  through 2026, pursuant to which  Minnesota  Power is entitled to  approximately  71% of the output of a 455-megawatt coal-fired  generating unit (Unit).  Minnesota Power is obligated to pay its pro rata share of
     Square Butte's costs based on Unit output entitlement. Minnesota Power's payment obligation is suspended if Square Butte fails to deliver any power, whether produced or purchased,  for a period of one year. Square Butte's fixed costs consist primarily of debt service.  Variable operating costs include the price of coal purchased from BNI Coal under a long-term contract. (See Note 14.)

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                           ALLETE 2000 ANNUAL REPORT                          75